BERKOVITS, LAGO & COMPANY,LLP
Certified Public Accountants and Consultants


"May 13, 2005


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE:  Kirshner Entertainment & Technologies, Inc.

We have read the statements that we understand Kirshner Entertainment & Technologies, Inc. will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Very truly yours,


Berkovits, Lago & Company, LLP